                                                                    Exhibit 99.1
FOR RELEASE:  September 21, 1995    CONTACT:  Kris Sundberg
                                              612 828 4441

SUPERVALU INC. REPORTS SECOND QUARTER RESULTS

MINNEAPOLIS, MN SEPTEMBER 21, 1995 -- SUPERVALU INC. today reported improved second quarter operating results for the 12-week period ended September 9, 1995. Sales of $3.8 billion for the second quarter were even with the prior year. Net earnings were $33.3 million compared with $33.5 million last year, and earnings per share were $0.49 versus $0.47. After-tax expenses incurred in connection with the company's wholesale realignment, called the ADVANTAGE project, were $3.1 million in this year's second quarter and $1.7 million last year. Net earnings on an operating basis for the quarter increased 4.5 percent to $35.5 million versus $34.0 million last year when excluding the ADVANTAGE expenses and the decreased earnings contribution from ShopKo.

"We are very satisfied with these financial results considering the enormity of the changes we have undertaken with the ADVANTAGE project and the increased spending necessary to implement that project," said Mike Wright, SUPERVALU chairman, president and CEO. "Though it is too early to expect an earnings contribution from ADVANTAGE, preliminary test results of portions of the project clearly indicate that we are on the right course to turn industry changes to our competitive advantage. The customers participating in the testing are equally enthused and look forward to adopting the full ADVANTAGE program."

                                    - more -

Net sales for the first half (28 weeks) were $8.8 billion compared with last year's $8.8 billion. Net earnings were $79.2 million or $1.15 per share. Last year the company earned $84.1 million or $1.18 per share for the same period. Earnings were impacted primarily by expenses related to the ADVANTAGE project, higher net interest expense, and flat sales. ShopKo's contribution decreased as a result of generally soft sales and lower gross margins from promotional spending designed to boost sales as well as competitive pressures on pricing.

Sales in the food distribution segment were $3.4 billion in the quarter compared with $3.4 billion in the same period last year. Sales were affected by the continuing impact from last year's facility consolidations and the soft retail environment. Food price inflation as measured by the company was nearly 1 percent. Operating earnings in food distribution were $78.5 million compared with $78.8 million in last year's second quarter.

ADVANTAGE expenses for the quarter of $4.0 million were charged to the food distribution segment while $1.0 million were charged to unallocated corporate expenses. Last year, however, ADVANTAGE expenses of $2.9 million were reported in unallocated corporate expenses. Excluding these ADVANTAGE expenses, earnings in the distribution segment would have increased 4.7 percent from $78.8 million to $82.5 million.

Sales for the company's retail food operations were up 11.5 percent to $1.0 billion versus $904 million in last year's second quarter. These results are due primarily to the 7-store bigg's acquisition in August 1994, new store openings, and a 2 percent increase in same-store sales.

Operating earnings for the retail food operations were $10.5 million compared with
$6.6 million last year. These results were affected principally by the bigg's acquisition and the elimination of operating losses from the closing of underperforming stores.

- more -

"As this retail restructuring phase is completed we expect a continuation of improved operating results. This will also allow more focus on implementation of our strategy to substantially expand our growth formats," said Wright. At quarter end, SUPERVALU operated 291 stores principally under the names Cub Foods, Shop 'n Save, Save-A-Lot, bigg's, Scott's Foods and Laneco.

The company also continues to purchase treasury stock as authorized in December 1994 by the board of directors. The current authorization covers 5 million shares; over 3.6 million shares have been repurchased. These purchases are being funded by the disposition of surplus real estate and unproductive assets.

SUPERVALU is one of the nation's leading food distributors and the 12th largest food retailer in the nation. As of September 9, 1995, the company served independent retailers in 48 states and operated retail food stores in 29 states.


CONSOLIDATED STATEMENTS OF EARNINGS

----------------------------------------------------------------------------------------------------------
SUPERVALU INC. and Subsidiaries
----------------------------------------------------------------------------------------------------------
(In thousands, except per share data)
                                       Quarter-to-date (12 Weeks) Ended      Year-to-Date (28 Weeks) Ended
                                       --------------------------------      ------------------------------

                                       Sept. 9, 1995     Sept. 10, 1994      Sept. 9, 1995   Sept. 10, 1994
-----------------------------------------------------------------------      ------------------------------
Net sales                                $3,779,397        $3,773,725         $8,752,434        $8,764,840

Costs and expenses:

   Cost of sales                          3,427,689         3,437,488          7,940,385         7,990,435
   Selling and administrative expenses      265,350           255,301            609,946           577,253
   Amortization of goodwill                   4,053             3,464              9,510             7,689
   Interest
      Interest expense                       32,771            29,658             76,890            67,955
      Interest income                         4,503             5,792             11,595            13,447
                                         ------------------------------      ------------------------------
         Interest expense, net               28,268            23,866             65,295            54,508
                                         ------------------------------      ------------------------------

            Total costs and expenses      3,725,360         3,720,119          8,625,136         8,629,885
                                         ------------------------------      ------------------------------

Earnings before equity in earnings
  of ShopKo and income taxes                 54,037            53,606            127,298           134,955

Equity in earnings of ShopKo                    861             1,282              3,329             3,575
                                         ------------------------------      ------------------------------

Earnings before income taxes                 54,898            54,888            130,627           138,530

Provision for income taxes                   21,620            21,373             51,398            54,402
                                         ------------------------------      ------------------------------

Net earnings                             $   33,278        $   33,515         $   79,229        $   84,128
                                         ==============================      ==============================



Net earnings per common share            $     0.49        $     0.47         $     1.15        $     1.18


Weighted average number of common
   shares outstanding                        68,181            71,471             68,795            71,563

Dividends declared per common share      $    0.245        $    0.235         $    0.480        $    0.455

Supplemental information:
   After-tax LIFO (expense)              $   (2,525)       $   (3,121)        $   (2,317)       $   (1,412)



SUPERVALU INC. and Subsidiaries

Composition of Net Sales and Earnings

The following table sets forth the composition of the company's net sales and earnings.
(In thousands, except percent data)



                                     Second Quarter (12 weeks) Ended       Year-to-date (28 weeks) Ended
                                     -------------------------------      ---------------------------------
Net sales                            Sept. 9, 1995    Sept. 10, 1994      Sept. 9, 1995    Sept. 10, 1994
--------------------------------------------------------------------      ---------------------------------
Food distribution                      $3,362,238       $3,400,992          $7,808,365        $7,934,901
                                             89.0 %           90.1 %              89.2 %            90.5 %

Retail food                             1,008,391          904,063           2,269,280         2,035,174
                                             26.6 %           24.0 %              25.9 %            23.2 %

Sales eliminations                       (591,232)        (531,330)         (1,325,211)       (1,205,235)
                                            (15.6)%          (14.1)%             (15.1)%           (13.7)%
                                     ----------------------------------------------------------------------

Total net sales                        $3,779,397       $3,773,725          $8,752,434        $8,764,840
                                            100.0 %          100.0 %             100.0 %           100.0 %

-----------------------------------------------------------------------------------------------------------
Earnings
-----------------------------------------------------------------------------------------------------------

Food distribution                         $78,513          $78,830            $179,900          $183,323
                                             88.2 %           92.3 %              87.2 %            88.8 %

Retail food                                10,526            6,587              26,342            23,143
                                             11.8 %            7.7 %              12.8 %            11.2 %
                                     ----------------------------------------------------------------------

Total operating earnings                   89,039           85,417             206,242           206,466
                                            100.0 %          100.0 %             100.0 %           100.0 %

Interest income                             4,503            5,792              11,595            13,447

Interest expense                          (32,771)         (29,658)            (76,890)          (67,955)

General corporate expenses                 (6,734)          (7,945)            (13,649)          (17,003)
                                     ----------------------------------------------------------------------
   Earnings before equity in earnings
   of ShopKo and income taxes              54,037           53,606             127,298           134,955

Equity in earnings of ShopKo                  861            1,282               3,329             3,575

Provision for income taxes                (21,620)         (21,373)            (51,398)          (54,402)
                                     ----------------------------------------------------------------------

Net earnings                              $33,278          $33,515             $79,229           $84,128
===========================================================================================================

Pretax LIFO (expense)                     ($4,192)         ($5,180)            ($3,846)          ($2,344)
